CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Schedule 14C of Deltron, Inc. to be filed on or about April 11, 2011 of our report dated January 13, 2011 relating to the consolidated financial statements of Deltron, Inc. and its subsidiary which expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty appearing in the Transition Report on Form 10-K of Deltron, Inc. for the transition period ended September 30, 2010.

/s/Cacciamatta Accountancy Corporation

CACCIAMATTA ACCOUNTANCY CORPORATION

Irvine, California

April 11, 2011